Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Blue Bird Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-202801) Amendment No. 1 to Form S-3 of Hennessy Capital Acquisition Corp. of our report dated February 25, 2015, with respect to the balance sheet of Hennessy Capital Acquisition Corp. as of December 31, 2014, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

New York, New York

April 21, 2015